UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2006
EQUITY OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-13115 (Commission File Number)	36-4151656 (IRS Employer Identification No.)

Two North Riverside Plaza Suite 2100, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)
Registrant’s telephone number, including area code (312) 466-3300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
(a)	On May 24, 2006, based on the recommendation of the Compensation Committee of the Board of Trustees, the Board of Equity Office Properties Trust determined to continue, unchanged, its program for the compensation of its non-employee trustees, other than Samuel Zell, to be effective for the 12-month period commencing on May 24, 2006. The terms of the program are as follows:
1.	a base rate of compensation in the amount of $125,000 per annum; plus

2.	$4,000 for each Board committee of which he or she is a member, provided that each member of the Audit Committee shall receive $8,000 rather than $4,000 for such committee service; plus

3.	an additional $6,000 for each committee of which he or she is chair, provided that the chair of the Audit Committee shall receive an additional $7,000 rather than $6,000 for service in such capacity; plus

4.	$15,000 for services as the Lead Independent Trustee.
     In addition, subject to such exceptions as may be determined from time to time by the Compensation Committee, or as may be elected by the recipient Trustee, all of the foregoing compensation shall be paid in Common Shares of Equity Office Properties Trust deemed to have been issued pursuant to the amended and restated the 2003 Share Option and Share Incentive Plan, all of which, unless directed otherwise by the distributee, shall be paid by deposit to the account maintained for the benefit of the subject Trustee in Equity Office’s Supplemental Retirement Savings Plan.
(b)	On May 24, 2006, the Board of Trustees determined that Samuel Zell, Chairman of the Board of Trustees, should receive the same compensation for his services as Chairman of the Board in 2006 that he had been receiving for such services performed in 2003 through 2005 pursuant to his Trustee Compensation Agreement that was effective January 1, 2003, as amended. The material terms of Mr. Zell’s compensation arrangements for 2006 are as follows:
1.	In or prior to March 2007, Mr. Zell shall be entitled to a long-term incentive grant of $3,250,000 of options and restricted shares. Subject to his continuing service as Equity Office’s Chairman, this long-term incentive grant of $3,250,000 will be allocated between options and restricted shares in the same ratio as approved by the Compensation Committee for the annual long-term incentive grants of options and restricted shares (not including any Performance Awards under the Strategic Long-Term Incentive Program) to Equity Office’s executive officers, utilizing the same valuation criteria described below.

2.	The number of options granted to Mr. Zell will be determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by Equity Office’s Compensation Committee in its annual employee option grants made as of the same date. The exercise price for the options granted will be the closing price of Equity Office’s common shares as listed on the NYSE on the date immediately preceding the date of grant. The options will be granted for a period of ten years and will vest over a period of three years at a rate of one-third of such grant on each anniversary of the grant date, or, if different, the same vesting period determined by the Compensation Committee for the annual long-term incentive grants of options to Equity Office’s executive officers.

3.	The number of restricted shares will be determined by dividing the dollar amount allocated to restricted shares by the closing price of Equity Office’s common shares on the first trading date immediately preceding the date of grant. The restricted shares vest over a period of four years at a rate of 25% on each anniversary of the grant date, or, if different, the same vesting period determined by the Compensation Committee for the annual long-term incentive grants of restricted shares to Equity Office’s executive officers.

4.	Equity Office is not required to nominate Mr. Zell for re-election as a trustee or as Chairman of the Board, nor is Mr. Zell contractually obligated to serve if so nominated.

5.	Mr. Zell will be responsible for his own business-related expenses.

6.	If, prior to the end of 2006, Mr. Zell voluntarily resigns as a trustee of Equity Office or is involuntarily terminated as a trustee other than for cause, Mr. Zell shall receive a grant of options and restricted shares on the date such grant would have normally been made, prorated for the period of the 2006 calendar year that he served as a trustee.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits:
The exhibits are set forth on the Exhibit Index attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
Date: May 31, 2006	By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Executive Vice President, Chief Legal Counsel and Secretary

EXHIBIT INDEX
Attached as exhibits to this form are the documents listed below:

Exhibit
No.	Description

10.1	Summary of 2006 Trustee Compensation Program

5